Exhibit 99.1

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Press Release Dated July 1, 2009

Briggs & Stratton Will Recognize an Impairment Related to a Plant Rationalization in the Fourth Quarter of Fiscal 2009

Briggs & Stratton Corporation today announced a plan to close its Jefferson, Wisconsin manufacturing facility in fiscal 2010. The Power Products Segment facility currently manufactures all portable generator, home standby generator and pressure washer products marketed and sold by the company.

The Jefferson facility’s production will be consolidated into existing United States engine and lawn and garden product facilities to optimize plant utilization and achieve better integration between engine and end product design, manufacturing and distribution.

In conjunction with the closing of the facility, the company will recognize a pre-tax $5.8 million charge in the fourth quarter of fiscal 2009 composed of $4.6 million of net asset impairments and approximately $1.2 million of employee related charges for severance and pension costs. The impact of the facilities’ consolidation on fiscal 2010 earnings is projected to be minimal because estimated savings will be offset by closure costs and the fact that the facility will be in operation for a portion of the fiscal year. In fiscal 2011, the company estimates approximately $11.0 million of pre-tax savings from the consolidation of operations.

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “approximately”, “estimated”, “projected”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products and appropriately adjust our manufacturing and inventory levels; changes in our operating expenses; changes in interest rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; the seasonal nature of our business; changes in laws and regulations, including environmental, tax, pension funding and accounting standards; work stoppages or other consequences of any deterioration in our employee relations; work stoppages by other unions that affect the ability of suppliers or customers to manufacture; acts of war or terrorism that may disrupt our business operations or those of our customers and suppliers; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic economic conditions, including housing starts and changes in consumer confidence; changes in the market value of the assets in our defined benefit pension plan and any related funding requirements; changes in foreign economic conditions, including currency rate fluctuations; the actions of customers of our OEM customers; the ability to bring new productive capacity on line efficiently and with good quality; the ability to successfully realize the maximum market value of assets that may require disposal if products or production methods change; new facts that come to light in the future course of litigation proceedings which could affect our assessment of those matters; and other factors that may be disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. Some or all of the factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.